ISSUER FREE WRITING PROSPECTUS

Filed pursuant to Rule 433(d)

Registration No. 333-168905

September 6, 2013

STRATEGIC STORAGE TRUST, INC.

Strategic Storage Trust, Inc. (the “Company”) has filed a Registration Statement on Form S-11 (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the Company has filed with the SEC for more complete information about the Company and this offering. You may get these documents for free by visiting EDGAR on the SEC web site at www.sec.gov. Alternatively, the Company, Select Capital Corporation, the dealer manager participating in the offering, or any other dealer participating in the offering will arrange to send you the prospectus if you request it by calling toll-free (866) 699-5338.

On September 4, 2013, The Wall Street Journal published an article relating to Strategic Storage Trust II, Inc.’s filing of a registration statement on Form S-11 for a public offering of up to $1.1 billion in shares. Strategic Storage Trust II, Inc. is a newly-formed entity that is sponsored by an affiliate of the Company’s sponsor, but should not be mistaken with the Company. The full text of the article is reproduced below.

The Wall Street Journal is wholly unaffiliated with the Company, and neither the Company nor any of its affiliates has made any payment or given any consideration to The Wall Street Journal in connection with the article or any other matter published by The Wall Street Journal concerning the Company or any of its affiliates. The article published by The Wall Street Journal was not reviewed by the Company prior to its publication.

Corrections and Clarifications

The Company believes that the following information is appropriate to correct or clarify the information included in the article:

1. The article title “Strategic Storage Files for IPO of Up to $1.1 Billion” requires clarification in that the use of “Strategic Storage” rather than the full name “Strategic Storage Trust II, Inc.” may cause confusion and lead readers to believe that the Company filed a registration statement relating to an initial public offering on September 4, 2013, the date of the article. The Company did not file a registration statement on this date. As stated above, the entity that filed a registration statement is Strategic Storage Trust II, Inc., a newly-formed entity that is sponsored by an affiliate of the Company’s sponsor.

2. The statement “The IPO is conditioned on Strategic Storage Trust selling a minimum of $1.5 million of its shares in the primary offering” requires clarification in that the use of “Strategic Storage Trust” rather than the full name “Strategic Storage Trust II, Inc.” may cause confusion. The offering of Strategic Storage Trust II, Inc. is conditioned upon Strategic Storage Trust II, Inc. selling a minimum of $1.5 million of its shares. Strategic Storage Trust II, Inc.’s offering is not subject to any conditions that relate to the Company.

3. Other usages of “Strategic Storage” require clarification. References in the article to “Strategic Storage” should be references to “Strategic Storage Trust II, Inc.” The use of the shortened “Strategic Storage” may cause confusion and lead readers to believe the article is referring to the Company. Instead, the article is referring to Strategic Storage Trust II, Inc.

The full text of The Wall Street Journal article is as follows:

Strategic Storage Files for IPO of Up to $1.1 Billion

By Tess Stynes

September 4, 2013, 5:26 p.m. ET

Strategic Storage Trust II Inc. filed plans for an initial public offering of as much as $1.1 billion of stock as the real-estate investment firm raises funds to invest in a portfolio of self-storage facilities and related self-storage real estate investments.

The company, which was formed in January and plans to seek status as a real-estate investment trust, expects to offer 100 million shares at $10 each in the primary offering and 10 million shares at $9.50 each under its distribution reinvestment plan.

The IPO is conditioned on Strategic Storage Trust selling a minimum of $1.5 million of its shares in the primary offering.

In contrast to many other REITs, Strategic Storage plans to acquire, own, operate and manage self-storage facilities. The self-storage facilities will serve residential and commercial users on a month-to-month basis. Strategic Storage plans to brand its facilities under the SmartStop Self Storage brand.

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